FOR:	International Speedway Corporation
CONTACT:	Investor Relations (386) 681-6516

INTERNATIONAL SPEEDWAY CORPORATION ANNOUNCES
A 58% INCREASE IN ITS ANNUAL DIVIDEND,
NAMES NEW EXECUTIVE OFFICERS AND
ELECTION OF BOARD OF DIRECTORS

DAYTONA BEACH, Fla. - April 13, 2016 - International Speedway Corporation (NASDAQ Global Select Market: ISCA; OTC Bulletin Board: ISCB) (“ISC”) today announced an increase in its annual dividend, appointment of two new executive officers and re-election of three members to the Company’s Board of Directors.
ISC declared an annual dividend of $0.41 per share, payable on June 30, 2016, to common stockholders of record on May 31, 2016, marking the 43rd consecutive year that the Company has paid a dividend to its shareholders.  The dividend for 2016 is an increase of approximately 58% over the dividend paid in 2015 of $0.26 per share. The Company expects to continue increasing the dividend in the years beyond 2016 at a rate of approximately 4% to 5% annually. ISC has increased its dividend for 11 consecutive years and was recently recognized for this commitment to delivering shareholder value by NASDAQ adding the Company to the NASDAQ US Broad Dividend Achievers Index.
ISC appointed two key employees to Company officers for their significant contributions and achievements. Jeff Boerger, Managing Director of ISC Development and President of Kansas Speedway Development Corporation has been promoted to Vice President, ISC Corporate Development and President, Kansas Speedway Development Corporation; and Derek Muldowney, Executive Vice President of ISC Design and Development, has been promoted to Vice President, ISC and President, Design and Development.
ISC’s executive leadership team is strategically positioned to continue execution of its capital allocation plan driving development efforts focused on improving the fan experience and extending the visitor stay. Boerger and Muldowney will drive planned redevelopments at Richmond International Raceway and Phoenix International Raceway, along with construction of ONE DAYTONA, its new mixed-use and entertainment destination across from Daytona International Speedway set to open in 2017.

“In Jeff and Derek, we add seasoned leaders who have proven their ability to consistently perform at the highest level,” stated Kennedy. “Senior leadership will benefit from their deep construction and development insights as we work to grow all areas of our business.”
As Vice President, Boerger will maintain oversight of all company-owned and operated real estate, including more than 13,000 acres and ISC’s interest in the partnership that operates the Hollywood Casino at Kansas Speedway. His growing role in development activities includes leadership of ONE DAYTONA managing the relationship with the development’s hotel and residential partners and development consultant Legacy Development.
In his previous role, Muldowney was responsible for the successful delivery of several large-scale motorsports developments, including the recently-completed $400 million DAYTONA Rising project, creating the world’s first and only modern motorsports stadium. As Vice President of ISC, he will continue leading the Company’s design, construction and development subsidiary focused on ONE DAYTONA and planned redevelopment projects at the Richmond and Phoenix facilities.
Separately, at the annual meeting of ISC shareholders, the following members of the Company’s Board of Directors were re-elected to a three-year term:   Christy F. Harris; Morteza Hosseini; and William P. Graves.

International Speedway Corporation is a leading promoter of motorsports activities, currently promoting more than 100 racing events annually as well as numerous other motorsports-related activities. The Company owns and/or operates 13 of the nation’s major motorsports entertainment facilities, including Daytona International Speedway® in Florida (home of the DAYTONA 500®); Talladega Superspeedway® in Alabama; Michigan International Speedway® located outside Detroit; Richmond International Raceway® in Virginia; Auto Club Speedway of Southern CaliforniaSM near Los Angeles; Kansas Speedway® in Kansas City, Kansas; Phoenix International Raceway® in Arizona; Chicagoland Speedway® and Route 66 RacewaySM near Chicago, Illinois; Homestead-Miami SpeedwaySM in Florida; Martinsville Speedway® in Virginia; Darlington Raceway® in South Carolina; and Watkins Glen International® in New York.
The Company also owns and operates Motor Racing NetworkSM, the nation's largest independent sports radio network and Americrown Service CorporationSM, a subsidiary that provides catering services, and food and beverage concessions. In addition, the Company has a 50 percent interest in the Hollywood Casino at Kansas Speedway. For more information, visit the Company's Web site at www.internationalspeedwaycorporation.com.
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